EXHIBIT 5.1

September 11, 2013

Gulfstream Capital Corporation
Wildunger Strasse 1B, Suite 62
Frankfurt, Germany 60487

Ladies and Gentlemen:

You have requested our opinion, as counsel for Gulfstream Capital Corporation, a Nevada corporation (the "Company"), in connection with the registration statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 1,000,000 shares of the Company’s common stock.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be sold by the Company will be duly authorized and validly issued, fully paid and non-assessable upon issuance.

No opinion is expressed herein as to any laws other than the State of Nevada of the United States. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

/s/ ANSLOW & JACLIN, LLP
      ANLSOW & JACLIN, LLP

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